Exhibit 10.6 Consulting Agreement between Global Media Group, Inc. and Hossein Mahdavi

                               GLOBAL MEDIA GROUP
                              CONSULTING AGREEMENT

This Consulting Agreement is entered into on May 1, 2006, between Global Media Group, Inc. (GMG), headquartered at 649 San Ramon Valley Blvd., Danville, CA 94526, and Hossein Mahdavi ("Consultant"), located at 439 Rosemary Lane, Las Vegas, NV 89103 who together, ("The Parties") in consideration of the mutual promises made herein, agree as follows:


         1.       ARTICLE 1. ENGAGEMENT


         (a)      Section 1.01 - Term


GMG engages Consultant and Consultant hereby accepts engagement with GMG for a period of one year beginning on the above date. Following the end of the term, the agreement can be extended or modified, on a month-to-month, or some other basis, with the mutual agreement of The Parties.

         (b)      Section 1.02 - Independent Contractor


Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, GMG by contract or otherwise. Consultant will perform the services under the general direction of GMG, but Consultant will determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law. GMG has no right or authority to control the manner or means by which the services are accomplished.

Section 1.03 - Employment Taxes and Benefits.

Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify GMG and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on GMG to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by GMG pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for GMG's employees.


         2.       ARTICLE 2. CONSULTANT'S DUTIES

         (a)

         (b)      Section 2.01 - General Description

Consultant is hired by GMG to provide consulting services in the areas of corporate finance. Responsibilities are outlined in Appendix A. All legal documentation will be reviewed if not originated by GMG's in-house legal department or outside counsel.

Section 2.02 - Other Engagements

Consultant may engage in any other professional activity, provided that it does not interfere or directly compete in any way with the performance of Consultant's duties under the agreement. It is understood and acknowledged that Consultant is actively involved in the business of investment securities.

         (c)      Section 2.04 - Indemnification for Negligence or Misconduct

Consultant will indemnify GMG and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from, and, at GMG's option, Consultant will defend GMG against:

                  (a) any action by a third party against GMG that is based on any claim that any services performed under this Agreement, or their results, infringe a patent, copyright or other proprietary right or violate a trade secret; and

                  (b) any action by a third party that is based on any negligent act or omission or willful conduct of Consultant which results in: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, or regulation.


         3.       ARTICLE 3. OBLIGATIONS OF GMG


         (1)      Section 3.01 - Adequate Resources


GMG understands that the quality and accuracy of the output provided by Consultant is highly dependent upon the input Consultant receives from GMG and that GMG promises to make resources (principals, staff, data, materials, etc.) sufficiently available to ensure that Consultant can produce Consultant's highest standard of work output for GMG. If GMG fails to do so, it is in breach of this agreement.


         4.       ARTICLE 4. OBLIGATIONS OF CONSULTANT


         (1)      Section 4.01 - Obligations


Consultant shall report and answer directly to David Kol, President, and shall faithfully discharge all duties in conformity with the highest standards in Consultant's profession. Consultant shall provide services as described in Appendix A. Consultant shall render services at Consultant's own discretion, subject to Consultant's good faith/best efforts duty to accomplish the requested services.

         5.


         6.       ARTICLE 5. COMPENSATION OF CONSULTANT

                  (A)      Section 5.01-Quarterly and Commissions


Consultant shall be paid by invoice on a monthly basis for work done during that month. The monthly cash compensation will be $ 10,000 for the consulting assignment and the Company will recommend to the Board of Directors of GMGH that Consultant be additionally compensated with 290,000 non-statutory stock options in GMGH when such stock option plan is created. The cash portion will be paid upon receipt of an invoice providing that there is sufficient cash reserves to do so.

         7.       ARTICLE 6. CONSULTANT EXPENSES


Section 6.01 - General Expenses

GMG shall pay Consultant's reasonable, customary and appropriate, expenses, where pre-approved in writing, within company policy, including travel, entertainment, lodging and telecommunications directly related with this assignment. Any expenditure over $500.00 must be pre-approved, in writing, by the company.


         8.       ARTICLE 7. PROPERTY RIGHTS OF THE PARTIES


Section 7.01 - Confidentiality of Trade Secret Data

(a) Consultant agrees that all information communicated to Consultant with respect to the work conducted by or for GMG, whether or not that information was directly or intentionally communicated, is confidential. Consultant also agrees that all information, conclusions, recommendations, reports, advice, or other documents generated by Consultant pursuant to Consultant's agreement, whether maintained in hard copy or in an electronic medium, is confidential. Consultant further acknowledges and agrees that all confidential data described herein is and constitutes trade secret information that belongs wholly to and is the exclusive property of GMG.
(b) Consultant promises and agrees that Consultant shall not disclose any confidential information of GMG or any third party associated with GMG, as long as that information is subject to a Confidential Disclosure Agreement, to any other person, orally, in writing or via electronic communication, unless specifically authorized in writing by GMG to do so. If GMG gives Consultant written authorization to make any disclosures, Consultant shall do so only within the limits and to the extent of that authorization.
(c) Consultant shall use Consultant's best efforts to prevent inadvertent disclosure of any confidential information to any third party by using the same care and discretion that Consultant uses with similar data as Consultant designates as confidential.
(d) Consultant acknowledges and agrees that all information concerning the work conducted by GMG and any potential products of GMG is and constitutes an exceptionally valuable trade secret of GMG. That information includes, among other matters, the facts that any particular work or project is planned, under consideration, or in production, as well as any descriptions of any existing, pending, or proposed work.
(e) Consultant acknowledges that he is consulting to a public company, that he may be privy to information that is not available to the general public and that he is familiar with and will abide by all SEC, NASD and any other rules and regulations.

Section 7.02 - Use and Disclosure of Confidential Data

Consultant shall not use any confidential information or circulate it to any other person or persons, except when specifically authorized in advance by GMG and then only to the extent necessary for any of the following:

(a) Conducting negotiations, discussions, and/or consultations with designated GMG representatives;
(b)      Supplying GMG with goods or services at its order;
(c) Preparing confidential estimates, bids or proposals, and invitations for bids or requests for proposals for submission to GMG;
(d)      Assisting in the preparation of the GMG Business Plan; and/or

Confidential information, knowledge, data, and confidential sources shall not include any information that is, or becomes (1) generally known or available by publication or commercial use, or (2) is known and can be documented to be known by the recipient party at the time of disclosure and is not subject to restriction, or (3) is received by the recipient party from a third party not under any legal obligation to the disclosing party to maintain such information in confidence.

Section 7.03 - Return of Materials

Consultant shall return to GMG, promptly at GMG's request, all confidential materials. Any materials, the return of which is specifically requested, shall be returned promptly at the conclusion of the work on the project to which the materials relate.

Section 7.04 - Unfair Competition

Consultant acknowledges and agrees that the sale or unauthorized use or disclosure, orally, in writing, or via electronic medium, of any of GMG's confidential information obtained by Consultant during the course of his employment under Consultant's agreement, including information concerning GMG's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions hereof, constitute unfair competition.

         9.       ARTICLE 8. GENERAL PROVISIONS


Section 8.01 - Entire Agreement

(a) This agreement supercedes any and all other agreements, ether oral or in writing, between the parties with respect to the employment of Consultant by GMG, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.
(b) Each party to the agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise not contained in Consultant's agreement shall be valid or binding.
(c) Any modification of her agreement, including assignment, will be effective only if it is in writing signed by the party to be charged.

Section 8.02 - Partial Invalidity

If any provision in the agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.03 - Law Governing Agreement

The agreement shall be governed by and construed in accordance with the laws of the State of Nevada, and upon any dispute, shall be submitted for binding arbitration per AAA guidelines, in Clark County.

Executed on the 1st day of May, 2006.


Global Media Group, Inc.                             Consultant



By /s/ Andrew H. Orgel                               By /s/ Hossien Mahdavi

                                   APPENDIX A

                                RESPONSIBILITIES



Provide Company with introductions to qualified individual investors, investment firms and funds.

Disseminate accurate, limited, pre-approved information to these parties in order to help them evaluate their potential investment.

Provide the CEO and President with a Monthly Status Report of Progress, in the Company's approved format.

Research and refer to Company any potential investment or acquisition candidates that might complement the Company business plan and strategy.